SmartHeat Inc. Acquires the Assets of One of the Largest PHE Energy Savings Equipment Manufacturers in China, Anticipates Increase in Earnings per Share by Approximately $0.14 Annually

NEW YORK, May 29, 2009 /PRNewswire-Asia/ -- SmartHeat Inc. (Nasdaq: HEAT - News; website: www.smartheatinc.com), a market leader in China's clean technology, energy savings industry today announced that it has acquired the assets of one of the largest manufacturers of plate heat exchangers in China located in the city of Siping (“Siping”), a short distance from SmartHeat’s current production facilities.

SmartHeat anticipates that the newly acquired factory will be immediately accretive to 2009 earnings, adding approximately $1.8 million in 2009 net income, an increase of SmartHeat’s earnings per share of approximately $0.07 per share for the remainder of 2009. SmartHeat intends to further improve production efficiencies at this site.

This acquisition is expected to be funded with SmartHeat’s existing bank credit facilities as well as internal cash flow. The acquired tangible assets and intellectual properties include the entire manufacturing facilities and existing product sales agreements with major oil and chemical companies in China’s petrochemical industries.

Siping is a leading manufacturer and marketer of heat exchangers and pressure vessels in China. Founded in 2004, Siping has successfully established a well recognized brand name in China’s petrochemical industries.

James Jun Wang, CEO of SmartHeat, commented: “As we stated in our first quarter financial reporting, SmartHeat intends to expand our business through both organic growth and strategic acquisitions. Today’s successful acquisition of a leading upstream product manufacturer reflects management execution of our growth strategies.”

Mr. Wang continued: “This strategic acquisition marks SmartHeat’s expansion and market entry into China’s vast power generating and oil & gas industries. We are particularly impressed with Siping’s asset quality as well as its broad customer base, many of which we can immediately benefit from. China has a very large petrochemical industry, an important market segment from which SmartHeat intends to derive significant earnings. This synergistic acquisition will further reduce SmartHeat’s overall manufacturing costs, increase gross profit margins and significantly broaden our customer base beyond our current reach. We anticipate this highly profitable acquisition to contribute to our 2009 earnings and beyond.”

About SmartHeat Inc.

SmartHeat Inc. (www.smartheatinc.com) is a NASDAQ Global Market listed (NASDAQ: HEAT - News) US company with its primary operations in China. SmartHeat is a market leader in China's clean technology energy savings industry. SmartHeat manufactures standard plate heat exchangers, custom plate heat exchanger units and heat meters. SmartHeat’s products directly address air pollution problems in China where massive coal burning for cooking and heating purposes is the only source of economical heat energy in China. With broad product applications, SmartHeat's products significantly reduce heating costs, increase energy use and reduce air pollution. SmartHeat’s customers include global Fortune 500 companies as well as municipalities and industrial/residential users. China's heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to China Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact Information:
Ms. Jane Ai, Corporate Secretary
SmartHeat Inc.
Tel: 011-86-13309831658
Email: info@SmartHeatinc.com